Exhibit 10.25
ION Geophysical Corporation

STOCK APPRECIATION RIGHTS AGREEMENT

1.Grant of Rights. The grant of the stock appreciation rights (“SARs”) under this Stock Appreciation Rights Agreement (this “Agreement”) by ION Geophysical Corporation (the “Company”) is made subject and pursuant to the terms of the ION Geophysical Corporation 2018 Stock Appreciation Rights Plan (the “Plan”). The effectiveness of such grant is expressly conditioned upon Grantee executing and returning this Agreement to the Company’s General Counsel. The SAR award and its exercise are subject in all respects to the grant terms as set forth in the Plan, a copy of which is available from the General Counsel of the Company, and to any rules promulgated pursuant to the Plan by the Committee. Capitalized terms not otherwise defined herein are as defined in the Plan.

2.	Grantee. The Grantee of the SAR award is [Grantee Name] (the “Grantee”).

3.	Award. The Company grants the Grantee this award of SARs in relation to
[Shares Granted] Shares (the “Covered Shares”).

4.	Exercise Price. The exercise price of the SAR award is $8.85 per Covered Share.

5.	Grant Date. The “Grant Date” of the SAR award is December 1, 2018.

6.Vesting.    The Grantee’s SARs shall become vested, if at all, only upon the satisfaction of both the Time Measure and the Performance Measure, each as outlined below.

(a)Time Measure. The “Time Measure” shall be satisfied with respect to a SAR award only if the Grantee is an Employee, Director, or Consultant based on continuous service with the Company between the Grant Date and the Vesting Date provided in the following schedule:

Vesting Date	Time Vested Percentage
December 1, 2019	33.33%
December 1, 2020	66.66%
December 1, 2021	100%

(b)Performance Measure. The Performance Measure shall be satisfied, if at all, based on the trading price for the Company’s common stock following the Grant Date. For this purpose, the Company shall measure the volume weighted average price per Share during the period between the Grant Date and December 1, 2021. The “Performance Measure” requires, as to each VWAP Amount listed below, that, during the period commencing on the Grant Date and concluding on December 1, 2021, the volume weighted average price per Share, as determined by the Company based on the NYSE reported closing Share price, over a twenty (20) consecutive trading day period, meets or exceeds the VWAP Amount in the table below. If (and only if) such Performance Measure is satisfied as to a particular VWAP Amount during such three (3) year time period, then the designated portion of the Performance Measure shall be satisfied based on the following schedule:

VWAP Amount	Performance Vested Percentage
$17.50	33.33%
$22.50	66.66%
$27.50	100%

For the avoidance of doubt, satisfaction of the $27.50 VWAP Amount satisfies, per se, the two lower VWAP Amounts; and satisfaction of the $22.50 VWAP Amount satisfies, per se, the $17.50 VWAP Amount. For the purposes of this Agreement, the Committee shall have the same authority to adjust all or any of the VWAP Amounts above in those circumstances that are mentioned in the Plan that confer on the Committee the authority to adjust the exercise price per SAR, or the number of Shares to which a specific SAR is deemed to relate.

(c)Calculation of Vested Percentage. The portion of the Grantee’s SARs which are vested at any time shall be equal to (i) the total number of Covered Shares set forth in Paragraph 3 above, multiplied by (ii) the lesser of (x) the Time Vested Percentage, or (y) the Performance Vested Percentage. No portion of the SARs will be vested prior to the date the vested percentage for each of the Time Measure and the Performance Measure is at least 33.33%.

7.	Exercise.

(a)Any portion of the SARs which have become vested under Section 6 shall be exercisable at any time thereafter prior to the Expiration Date.

(b)The right of exercise provided herein shall be cumulative so that if the SAR award is not exercised to the maximum extent permissible after it becomes vested, the vested and exercisable portion of the SAR award shall be exercisable, in whole or part, at any time prior to the Expiration Date.

(c)Notwithstanding the provisions of Section 6 above, the SAR award shall become fully vested and exercisable immediately upon (i) the day immediately preceding a Change in Control, or (ii) a termination of Employment of the Grantee due to Retirement, death or Disability, in each case as set forth in the Plan.

(d)	If, prior to the Expiration Date, the closing price per Share meets or exceeds
$27.50 (such day shall be the “Trigger Date”), then, as to any portion of the SAR award that is fully vested and exercisable the day after the Trigger Date, the Grantee will be deemed to have exercised such portion. For the avoidance of doubt, the purpose of the foregoing sentence is merely to provide that if an Employee could, subject to all the terms and conditions of this Agreement, exercise a SAR Award at $27.50 per share, then the Employee will be deemed to have done so.

(e)SAR award may only be exercisable with respect to whole SARs and Covered Shares.

(f)The SAR award may be exercised on or after the termination of Employment only as to that portion of the SARs and Covered Shares for which it was exercisable immediately prior to (or became exercisable on) the termination of Employment.

(g)The provisions of this Section 7 are subject and subordinate to the provisions of Section 10 below (meaning, in the event of a conflict, the terms of Section 10 supersede and control over the terms of this Section 7).

8.Maximum Value. The value of each SAR award granted hereunder shall be subject to a cap of Twenty-Seven and 50/100 Dollars ($27.50) per Covered Share, such that the value of the Spread for each award shall not exceed $18.65.

9.Term. The SAR award will commence on the Grant Date and, unless terminated earlier pursuant to Section 6 of this Agreement, or the SAR expires (pursuant to Section 10 of this Agreement), the SARs shall terminate at 12:01 a.m. on the date which is ten (10) years from the Grant Date (the “Term”).

10.Expiration. The SAR award shall not be exercisable after the Company’s close of business on the last business day that occurs prior to the Expiration Date. The “Expiration Date” shall be the earliest to occur of:

(a)the last day of the Term;

(b)if a termination of Employment occurs by reason of Retirement, death or Disability, the one-year anniversary of the termination of Employment;

(c)if a termination of Employment occurs due to the Grantee’s termination by the Company for Cause, 12:01 a.m., Houston, Texas time, on the date of the termination of Employment; and

(d)if a termination of Employment occurs for reasons other than Retirement, death, Disability, or for Cause, the one-hundred and eighty (180) day anniversary of the termination of Employment.

11.Who May Exercise, Transferability. During the lifetime of the Grantee, the SAR award may be exercised only by the Grantee, or by the Grantee’s guardian or legal representative. In all other circumstances, exercise and transfer of the SAR award is permitted subject to the terms of the Plan; provided that the SAR award shall remain subject to the other terms of this Agreement, the Plan, and applicable laws, rules, and regulations.

12.Manner of Exercise. The SAR award may be exercised by filing a written notice with the Company at its corporate headquarters or by following such other instructions as the Company may deliver to the Grantee from time to time. Upon the exercise of the SAR award, the Grantee shall receive a cash amount from the Company that is equal to the Spread multiplied by the number of Covered Shares for which the SAR award is being exercised. Such amount shall be paid to the Grantee in cash after receipt by the Company of Grantee’s written notice of exercise of the SAR award.

13.Tax Withholding. All payments under this Agreement are subject to withholding of all applicable taxes.

14.Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan.

15.Plan Governs. Notwithstanding anything in this Agreement to the contrary, (i) the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Grantee from the office of the General Counsel of the Company; and (ii) this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

16.Not an Employment Contract. The SAR award will not confer on the Grantee any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Grantee’s employment or other service at any time.

17.Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either sent by nationally recognized overnight courier, or by postage paid first class mail. Notices sent by U.S. mail shall be deemed received on the date of actual receipt. Notices sent by nationally recognized overnight courier shall be deemed received upon the first day that the courier attempts delivery at the recipient’s address. Notices shall be directed, if to the Grantee, at the Grantee’s address indicated by the Company’s records, and if to the Company, at the Company’s principal executive office, to the attention of the General Counsel.

18.Amendment. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended only by written agreement of the Grantee and the Company.

19.Applicable Law; Dispute Resolution. Except to the extent preempted by federal or Delaware law, this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, excluding any conflict-of-law rules or principles that would result in the laws of another state being applied. TO THE MAXIMUM EXTENT PERMITTED BY LAW, COMPANY AND GRANTEE EACH WAIVES ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN COMPANY AND GRANTEE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MATTERS RELATED HERETO. The prevailing party in any litigation or other proceeding to enforce the terms of this Agreement shall be entitled to recoup its reasonable attorneys’ fees and costs from the non-prevailing party. To the fullest extent permitted by law, the parties agree that any suit or proceeding arising out of or relating to this Agreement shall be brought in court in Harris County, Texas, to the exclusion of any other forum or venue.

20.Settlement in Shares. If, subsequent to the Grant Date, the Plan is amended to permit the delivery of Shares in settlement of SARs in lieu of cash payments, and such amendment is duly approved by the Company’s shareholders in accordance with applicable law and the New York Stock Exchange rules (or the rules of such other principal securities exchange on which Shares are then listed or admitted to trading), the Committee shall have the discretion, without the consent of the Grantee, to settle the exercise of the SARs or any portion exercised after such amendment and approval, by the delivery of Shares with a Fair Market Value equal to the Spread, or by the delivery of a combination of Shares and cash equal in value to the Spread, as determined by the Committee in its sole and absolute discretion.

21. 280G Cutback. Notwithstanding any other provision in this Agreement to the contrary, if any payment received or to be received by the Grantee under this Agreement in connection with a Change in Control or the termination of employment (collectively, the “Payments”) would, whether payable under the terms of this Agreement alone or together with any payment or benefit under any other plan, arrangement or agreement with the Company or one of its Subsidiaries constitute a “parachute payment” within the meaning of Section 280G of the Code, the payment or payments due to the Grantee under this Agreement shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”). Whether and how the limitation under this Section 21 is applicable shall be determined under the Section 280G Rules set forth in Exhibit A, which shall be enforceable as if set forth in this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf, all effective as of the Grant Date.

ION GEOPHYSICAL CORPORATION:

By: _________________________
Name: R. Brian Hanson
Title: President and CEO

Address for Notices:
ION Geophysical Corporation General Counsel
2105 CityWest Blvd., Suite 100
Houston, TX 77042

ACKNOWLEDGED AND AGREED BY:

PARTICIPANT:

_________________________________

EXHIBIT A -- SECTION 280G RULES STOCK APPRECIATION RIGHTS AGREEMENT
The following rules shall apply for purposes of determining whether and how the limitations provided under Section 21 are applicable to the Participant.

1.
All determinations under Section 21 of this Agreement and this Exhibit A will be made by an accounting firm or law firm that is selected for this purpose by the Company’s Chief Executive Officer prior to a Change in Control (“280G Firm”). All fees and expenses of the 280G Firm shall be borne by the Company. The Company will direct the 280G Firm to submit any determination it makes under Section 21 of this Agreement and this Exhibit A and detailed supporting calculations to both the Participant and the Company as soon as reasonably practicable.

2.
If the 280G Firm determines that reductions are required under Section 21 of this Agreement, the 280G Firm shall also determine which Payments shall be reduced, with the Payments that otherwise would be made last in time reduced first, to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to the Participant.

3.
As a result of the uncertainty in the application of Section 280G at the time that the 280G Firm makes its determinations under this Section, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to the Participant (collectively, the “Underpayments”). If the 280G Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which assertion the 280G Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Participant must repay to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the 280G Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G Firm will notify the Participant and the Company of that determination and the amount of that Underpayment will be paid to the Participant promptly by the Company.

4.
The Participant will provide the 280G Firm access to, and copies of, any books, records, and documents in the Participant’s possession as reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 21 of this Agreement and this Exhibit A.